Exhibit 5.9

[Letterhead of Dorsey & Whitney LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:	EmCare of Colorado, Inc., EmCare of Iowa, Inc., EmCare of Minnesota, Inc., EmCare of North Dakota, Inc., and EmCare of Washington, Inc., as guarantors of Laidlaw International, Inc. US$406,000,000 10¾% Senior Notes due 2011

Ladies and Gentlemen:

     We have acted as special counsel to EmCare of Colorado, Inc., a Colorado corporation, EmCare of Iowa, Inc., an Iowa corporation, EmCare of Minnesota, Inc., a Minnesota corporation, EmCare of North Dakota, Inc., a North Dakota corporation, and EmCare of Washington, Inc., a Washington corporation (collectively, the “Subsidiary Guarantors”), in the states of Colorado, Iowa, Minnesota, North Dakota and Washington, in connection with the issuance of US$406,000,000 10¾% Senior Notes due 2011 (the “Notes”) by Laidlaw International, Inc., a Delaware corporation (the “Issuer”), formerly Laidlaw Investments, Inc., an Ontario corporation, and the guarantee (the “Guarantee”) of the Notes by the Subsidiary Guarantors pursuant to the Indenture dated June 3, 2003 among the Issuer, the guarantors named therein (including the Subsidiary Guarantors) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated June 18, 2003 among the Issuer, certain additional guarantors named therein and the Trustee (collectively the “Indenture”).

     For the purpose of this opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Indenture;

(ii)	the articles of incorporation of EmCare of Colorado, Inc., certified by the Colorado Secretary of State as of May 5, 2003 and verified on the Internet website of the Colorado Secretary of State as of January 27, 2004;

(iii)	the articles of incorporation of EmCare of Iowa, Inc., certified by the Iowa Secretary of State as of May 12, 2003 and as of January 8, 2004;

(iv)	the articles of incorporation of EmCare of Minnesota, Inc., certified by the Minnesota Secretary of State as of May 13, 2003 and as of January 7, 2004;

(v)	the articles of incorporation of EmCare of North Dakota, Inc., certified by the North Dakota Secretary of State as of May 12, 2003 and January 7, 2004;

Laidlaw International, Inc.
Jones Day

(vi)	the articles of incorporation of EmCare of Washington, Inc., certified by the Washington Secretary of State as of May 12, 2003 and January 26, 2004;

(vii)	the bylaws of each Subsidiary Guarantor certified by an officer of such Subsidiary Guarantor as of June 3, 2003 and as of the date hereof;

(viii)	certificates of good standing concerning EmCare of Colorado, Inc., from the Colorado Secretary of State as of May 5, 2003 and as of January 27, 2004;

(ix)	certificates of existence concerning EmCare of Iowa, Inc. from the Iowa Secretary of State issued May 12, 2003 and January 8, 2004;

(x)	certificates of good standing concerning EmCare of Minnesota, Inc., from the Minnesota Secretary of State as of May 13, 2003 and as of January 7, 2004;

(xi)	certificates of fact concerning EmCare of North Dakota, Inc., from the North Dakota Secretary of State as of May 12, 2003 and January 7, 2004;

(xii)	certificates of existence/authorization concerning EmCare of Washington, Inc., from the Washington Secretary of State as of May 12, 2003 and January 26, 2004;

(xiii)	a certificate of an officer of each Subsidiary Guarantor dated June 3, 2003; and

(xiv)	a certificate of an officer of each Subsidiary Guarantor dated the date hereof.

     In rendering the opinions expressed below, we have assumed, with your permission and without verification:

(a)	the authenticity of all documents submitted to us as originals,

(b)	the genuineness of all signatures,

(c)	the legal capacity and authority of natural persons, and

(d)	the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

     Based upon the foregoing and such legal considerations as we have deemed necessary, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	Each Subsidiary Guarantor is duly incorporated under the laws of its state of incorporation. Each of EmCare of Colorado, Inc., EmCare of Minnesota, Inc. and EmCare of North Dakota, Inc. is an existing corporation in good standing under the laws of its state of incorporation. EmCare of Iowa, Inc. is an existing corporation under the laws of the State of Iowa. EmCare of Washington, Inc.

Laidlaw International, Inc.
Jones Day

is duly authorized to transact business in the corporate form in the State of Washington.

2.	As of the date of the Indenture, each Subsidiary Guarantor had the corporate power and authority to enter into the Indenture, and, as of the date hereof, each Subsidiary Guarantor has the corporate power and authority to perform its obligations under the Indenture.

3.	The execution, delivery and performance by each Subsidiary Guarantor of the Indenture have been authorized by all necessary corporate action of such Subsidiary Guarantor. The Indenture has been duly executed and delivered by each Subsidiary Guarantor.

4.	The execution, delivery and performance by each Subsidiary Guarantor of the Guarantee in the form attached as Exhibit F to the Indenture has been duly authorized by all requisite corporate action of such Subsidiary Guarantor.

     The foregoing opinions apply only with respect to the laws of the states of Colorado, Iowa, Minnesota, North Dakota and Washington, and we express no opinion with respect to the laws of any other jurisdiction.

     This opinion letter addresses the legal consequences of only the facts existing or assumed as of the date hereof. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the U.S. Securities and Exchange Commission with respect to the Exchange Notes (as defined in the Indenture).

Very truly yours,

/s/ DORSEY & WHITNEY LLP